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LOGAN’S ROADHOUSE® NAMES MICKEY MILLS COO
NASHVILLE, Tenn. (Nov. 14, 2014) – Logan’s Roadhouse® today named Mickey Mills as its new chief operating officer. Mills was most recently president of O’Charley’s restaurants.
Mills has more than 20 years of experience building nationally recognized brands. Before joining O’Charley’s, she helped develop the Buca di Beppo concept and steered its growth over a 17-year career with the innovative restaurant chain. She has significant experience as both a chef and an operations executive, fueling her passion for providing guests with great experiences.
“I am delighted to welcome Mickey to the Logan’s Roadhouse leadership team,” said Sam Borgese, CEO of Logan’s Roadhouse. “Her seasoned leadership and energy will be a real catalyst as we move forward. We know that Mickey will make significant contributions that will benefit our team and our guests as well.”
Mills is a native of Minnesota, where she started working in a local restaurant at age 15. She earned her bachelor’s degree in political science from the University of Minnesota, where she was awarded a full scholarship at age 17.
About Logan’s Roadhouse
Headquartered in Nashville, Logan’s Roadhouse Inc. is the leading casual dining steakhouse offering our guests wood-fire-grilled steaks, made-from-scratch recipes, fresh ingredients and Southern-inspired signature favorites in a roadhouse atmosphere. It presently operates 234 company-operated and 26 franchised Logan’s Roadhouse restaurants in 23 states. For more information, visit www.logansroadhouse.com. To become a fan of Logan’s Roadhouse on Facebook, visit www.facebook.com/Logans.Roadhouse.